Exhibit 99.1

Encana completes acquisition of Newfield Exploration to create North America’s premier resource company

Calgary, Alberta (February 13, 2019)

Encana Corporation (Encana) (TSX, NYSE: ECA) announced today that it has completed its acquisition of Newfield Exploration Company (Newfield) (NYSE: NFX) in an all-stock transaction.

“This acquisition creates North America’s premier resource company with large-scale positions in the core of the Permian, Anadarko and Montney,” said Doug Suttles, Encana President & CEO. “Our multi-basin portfolio provides tremendous investment optionality to deliver liquids growth and free cash flow to support the continued return of capital to shareholders. We welcome the team from Newfield to Encana.”

Demonstrating the quality of its business and its commitment to return capital to shareholders, Encana will proceed with its previously announced $1.25 billion share buyback in 2019, following receipt of regulatory approvals, and increase its dividend by 25 percent. In connection with the closing of the acquisition, Encana intends to implement cross guarantees whereby Encana will guarantee Newfield’s outstanding notes and Newfield will guarantee Encana’s outstanding notes.

With the close of this transaction, Encana welcomes the appointment of Steven W. Nance and Thomas G. Ricks to its Board of Directors, both of whom previously served as directors on the Newfield Board. Biographies of the new members of Encana’s Board are available on Encana’s website.

2018 Fourth Quarter and Year-End Results and 2019 Capital Guidance

Encana will release its 2018 fourth quarter and year-end results and 2019 capital guidance on Thursday, February 28, 2019. Financial statements will be available on the company’s website that morning. The company will host a conference call for the investment community the same day at 7 a.m. MT (9 a.m. ET) to discuss these items. Conference call and webcast details will be released one week prior to the announcement.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, FLS) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: position and strength relative to peers in certain assets; benefits of multi-basin portfolio; ability to generate liquids growth and deliver free cash flow to support the continued return of capital to shareholders; planned integration and resulting benefits; intention to execute cross-guarantees for Encana and Newfield notes outstanding and benefits therefrom; anticipated share buyback following receipt of regulatory approvals, timing of completion, form of purchases and funding thereof; planned increase to dividend; quality of Encana’s business and commitment to return of capital; and timing of year-end results and 2019 capital guidance. Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: assumptions contained in Encana’s corporate guidance and five-year plan; future commodity prices and differentials; data contained in key modeling statistics; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; enforceability of transaction agreements; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations. Risks and uncertainties that may affect these business outcomes include: integration of Encana and Newfield; ability to recognize anticipated benefits from the combination of Encana and Newfield; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; variability in the amount, number of shares and timing of purchases, if any, under the share buyback; commodity price volatility; counterparty and credit risk; impact of a downgrade in a credit rating and access to sources of liquidity; risks inherent in Encana’s corporate guidance and five-year plan; failure to achieve cost and efficiency initiatives; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact:	Media contact:
Corey Code	Simon Scott
Vice-President, Investor Relations	Vice-President, Communications
(403) 645-4606	(403) 645-2526
Patti Posadowski	Jay Averill
Sr. Advisor, Investor Relations	Director, External Communications
(403) 645-2252	(403) 645-4747

SOURCE: Encana Corporation